DATE: April 21, 2005

FROM:	FOR:
The Carideo Group, Inc. 1250 One Financial Plaza 120 South Sixth Street Minneapolis, Minnesota 55415	Commercial Vehicle Group, Inc. 6530 West Campus Oval New Albany, Ohio 43054

Tony Carideo (612) 317-2880	Chad Utrup (614) 289-5360

FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP REPORTS

FIRST QUARTER 2005 RESULTS

NEW ALBANY, OHIO, April 21 – Commercial Vehicle Group, Inc. (Nasdaq: CVGI), today reported revenues of $152.4 million for the first quarter ended March 31, 2005, up 77 percent compared to $86.0 million in the prior-year period. Operating income for the first quarter was $16.7 million, a 110 percent increase, compared to $8.0 million last year. Net income for the quarter was $10.9 million, or $0.59 per diluted share, compared to $5.5 million, or $0.40 per diluted share, in the prior-year quarter. As a result of the company’s August 2004 initial public offering, fully diluted shares outstanding for the quarter were 18.3 million compared to 13.9 million in the prior-year quarter.

Results for the first quarter included the effects of the company’s acquisition of substantially all the assets and liabilities related to Mayflower Vehicle Systems’ North American Commercial Vehicle Operations (“MVS”) from February 7, 2005 forward. On a pro forma basis had MVS been acquired at the beginning of the quarter, the company’s revenues would have been approximately $176 million and diluted earnings per share would have been approximately $0.62.

Results for the first quarter also included the mark-to-market of CVG’s foreign exchange contracts which positively impacted the quarter on a pre-tax basis by $2.9 million compared to $3.3 million in the prior-year quarter. Excluding the effects of the foreign exchange contracts, earnings per share would have been $0.49 for the first quarter of 2005 and $0.25 in the prior-year quarter.

“We are extremely pleased with our first quarter results which included the acquisition of MVS. Our integration efforts to date are on target which is a strong reflection of the leadership of the MVS team,” said Mervin Dunn, president and chief executive officer of Commercial Vehicle Group. “Volumes in the markets we serve remain strong and we will continue to capitalize on these favorable trends. Despite the impact of steel and petroleum-related raw material costs, we were able to exceed our earnings estimates while maintaining our focus on our growth strategy.”

Revenues for the quarter compared to the prior year increased by $66.4 million, due primarily to the acquisition of MVS, a 51% increase in North American OEM truck production volumes over the prior year quarter and higher OEM sales in the European and Asian seating markets. Despite continuing pressures on raw material commodities such as steel and petroleum which had a negative impact of approximately $3 million during the quarter, the company increased earnings before interest, taxes, depreciation and amortization (“EBITDA”) from $10.0 million in the prior-year quarter to $19.4 million in the first quarter of 2005 by effectively capitalizing on the volume increases. Our net debt position at the

(more)

end of the quarter was approximately $152 million. The company generated free cash flow of approximately $7 million during the quarter which was utilized to pay down debt associated with the MVS acquisition.

A conference call to review first-quarter results is scheduled for Thursday, April 21, 2005 at 1:00 p.m. EST. Interested participants may listen to the live conference call by dialing (706) 643-0395 and ask for the Commercial Vehicle Group First Quarter Earnings Call. A recording of this call also will be available until 1:00 a.m. EST on Friday, April 29 by dialing (706) 645-9291, PIN 5644762#.

About Commercial Vehicle Group, Inc.

Commercial Vehicle Group is a leading supplier of interior systems, cab structures, vision safety solutions and other cab-related products and systems for the global commercial vehicle market, including the heavy-duty (Class 8) truck market, the construction market and the specialty and military transportation markets. The company’s products include suspension seat systems, cab structures and assemblies, interior trim systems, such as instrument and door panels, headliners, cabinetry and floor systems, mirrors, wiper systems, controls and switches specifically designed for applications in commercial vehicle cabs. CVG is headquartered in New Albany, OH with operations throughout North America, Europe and Asia. Information about CVG and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are based on certain assumptions that the company has made in light of its experience in the industry as well as its perspective of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) the Company’s ability to develop or successfully introduce new products; (ii) risks associated with conducting business in foreign countries and currencies; (iii) general economic or business conditions affecting the markets in which CVG serves; (iv) increased competition in the heavy-duty truck market; and (v) the Company’s failure to complete or successfully integrate additional strategic acquisitions. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

(more)

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts – unaudited)

	Three Months Ended
	March 31,
	2005	2004
REVENUES	$152,415	$85,990
COST OF SALES	126,163	70,503

Gross Profit	26,252	15,487
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	9,549	7,497
AMORTIZATION EXPENSE	24	36

Operating Income	16,679	7,954
OTHER (INCOME) EXPENSE	(2,881)	(3,270)
INTEREST EXPENSE	2,168	2,268

Income Before Income Taxes	17,392	8,956
PROVISION FOR INCOME TAXES	6,506	3,407

Net Income	$10,886	$5,549

BASIC SHARES OUTSTANDING	17,987	13,779

BASIC EARNINGS PER SHARE	$0.61	$0.40

DILUTED SHARES OUTSTANDING	18,297	13,892

DILUTED EARNINGS PER SHARE	$0.59	$0.40

DEPRECIATION	$2,738	$2,024

(more)

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31,	December 31,
	2005	2004
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,527	$1,396
Accounts receivable — net	102,913	46,267
Inventories	52,129	36,936
Prepaid expenses and other current assets	7,038	6,081
Deferred income taxes	7,027	8,201

Total current assets	170,634	98,881
PROPERTY, PLANT AND EQUIPMENT — Net	68,359	32,965
GOODWILL	145,100	84,715
DEFERRED INCOME TAXES	6,516	5,901
OTHER ASSETS — Net	7,301	3,176

	$397,910	$225,638

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
CURRENT LIABILITIES:
Current maturities of long-term debt	$16,251	$4,884
Accounts payable	67,679	33,846
Accrued liabilities	38,719	18,424

Total current liabilities	122,649	57,154
LONG-TERM DEBT — Net	137,234	49,041
OTHER LONG-TERM LIABILITIES	17,657	8,397

Total liabilities	277,540	114,592
STOCKHOLDERS’ INVESTMENT:	180	180
Common stock	123,660	123,660
Additional paid-in capital	(4,568)	(15,454)
Accumulated deficit	(175)	(175)
Stock subscriptions receivable	1,273	2,835

Accumulated other comprehensive income	120,370	111,046

Total stockholders’ investment	$397,910	$225,638

# # #